BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

10/07/2021

Work Order Item Number:	W2021100701202-1637336
Filing Number:	20211809176
Filing Type:	Amended and Restated Articles
Filing Date/Time:	10/7/2021 1:09:00 PM
Filing Page(s):	9

Indexed Entity Information:

Entity ID: E0401152008-4

Entity Name: The Healing Company Inc.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

RESIDENT AGENTS OF NEVADA, INC.

711 S. Carson St. Ste. 4, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E0401152008-4
Barbara K. Cegavske	Filing Number 20211809176
Secretary of State State Of Nevada	Filed On 10/7/2021 1:09:00 PM
	Number of Pages 9

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: THE HEALING COMPANY INC.

Entity or Nevada Business Identification Number (NVID): E0401152008-4

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 72%

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) The articles have been amended and restated in their entirety (see below). (attach additional page(s) if necessary)
6. Signature: (Required)	DocuSigned by: X Larson Elmore AC28A0DAFCAB431... Signature of Officer or Authorized Signer — President (Title) X ______ Signature of Officer or Authorized Signer — ______ Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

The Amended and Restated Articles of Incorporation of this corporation be amended and restated in their entirety to read as follows:

FIRST: The name of the corporation is The Healing Company Inc. (the "Corporation").

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE HEALING COMPANY INC.

The Healing Company Inc., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the "NRS"),

DOES HEREBY CERTIFY:

1. That the name of the corporation is The Healing Company Inc., and that the corporation was incorporated as a Nevada corporation pursuant to Chapter 78 of the NRS on June 23, 2008 under the name Lake Forest Minerals Inc.

2. That the corporation amended its Articles of Incorporation on April 29, 2021 to (a) change the corporation's name to The Healing Company Inc. and (b) increase the corporation's authorized number of shares from 75,000,000 shares, par value $0.001 per share, to 300,000,000 shares, par value $0.001 per share.

3. That the corporation's Board of Directors (the "Board") duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the corporation currently in effect, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor.

4. That the following amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 78.390 of the NRS.

5. That these Amended and Restated Articles of Incorporation, which amend the provisions of the Corporation's Articles of Incorporation currently in effect, have been duly adopted in accordance with Sections 78.315 and 78.320 of the NRS.

6. **RESOLVED**, that the Articles of Incorporation of this corporation currently in effect be amended and restated in their entirety to read as follows:

FIRST: The name of this corporation is The Healing Company Inc. (the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Nevada is 711 S. Carson St., Ste. 4, Carson City, 89701. The name of its registered agent at such address is Resident Agents of Nevada, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the NRS.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000, consisting of (a) 290,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock") and (b) 10,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"). The Board is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or

other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions adopted by the Board providing for the issuance of such series and as may be permitted by the NRS, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices, (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, or (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, all as may be stated in such resolution or resolutions.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

B. PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. The first series of Preferred Stock shall be designated "Seed Preferred Shares" and shall consist of 5,000,000 shares, which Preferred Stock shall be entitled and subject to the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to "sections" or "subsections" in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount equal to the dividend payable on each outstanding share of Common Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Seed Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Seed Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to 1.5 times the Series A Original Issue Price, plus any dividends declared but unpaid thereon (collectively, the "Series A Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Seed Preferred Shares the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Seed Preferred Shares shall share ratably in any distribution of the assets available for

distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Series A Liquidation Amount required to be paid to the holders of shares of Seed Preferred Shares, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Seed Preferred Shares and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of these Amended and Restated Articles of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

3. Voting. To the fullest extent permitted under the NRS and other applicable law, the holders of Seed Preferred Shares shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote, including, without limitation, any voting right otherwise afforded to the holders of Seed Preferred Shares under NRS 78.2055, NRS 78.207 or NRS 78.390, which are hereby expressly denied.

4. Mandatory Conversion.

4.1 Trigger Events. At such date and time as is specified by the Board in connection with, but prior to, the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market's National Market, (i) all outstanding shares of Seed Preferred Shares shall automatically be converted into shares of Common Stock on a 1:1 (i.e., 1 share of Seed Preferred Shares for 1 share of Common Stock) basis, and (ii) such shares may not be reissued by the Corporation.

4.2 Procedural Requirements. All holders of record of shares of Seed Preferred Shares shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Seed Preferred Shares pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Seed Preferred Shares in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Seed Preferred Shares converted pursuant to Subsection 4.1, including the rights, if any, to receive notices (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 4.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Seed Preferred Shares, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance

with the provisions hereof, and (b) pay any declared but unpaid dividends on the shares of Seed Preferred Shares converted.

4.3 Effect of Mandatory Conversion. All shares of Seed Preferred Shares shall, from and after the Mandatory Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared but unpaid dividends. Such converted Seed Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5. Redeemed or Otherwise Acquired Shares. Any shares of Seed Preferred Shares that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Seed Preferred Shares following redemption.

6. Waiver. Any of the rights, powers, preferences and other terms of the Seed Preferred Shares set forth herein may be waived on behalf of all holders of Seed Preferred Shares by the affirmative written consent or vote of the holders of at least fifty-one percent (51%) of the shares of Seed Preferred Shares then outstanding.

7. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Seed Preferred Shares shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the NRS, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Articles of Incorporation or bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Nevada, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

NINTH: To the fullest extent permitted under the NRS and other applicable law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the NRS or any other law of the State of Nevada is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS or any other law, as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS and other applicable law. If the NRS or any other law of the State of Nevada is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS or any other law, as so amended. Any amendment to or repeal of any provision or section of this Article Tenth shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any current or former director or officer of the Corporation existing prior to or at the time of such amendment or repeal. In the event of any conflict between any provision of this Article Tenth and any other article of the Articles of Incorporation, the terms and provisions of this Article Tenth shall control.

ELEVENTH: To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles of Incorporation (including any Preferred Stock designation) or the bylaws, (d) to interpret, apply, enforce or determine the validity of these Articles of Incorporation (including any Preferred Stock designation) or the bylaws or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

TWELVETH: To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation (including Article Twelfth), (b) the bylaws, and (c) any amendment to the Articles of Incorporation or the bylaws enacted or adopted in accordance with the Articles of Incorporation, the bylaws and applicable law.

THIRTEENTH: Notwithstanding anything to the contrary in these Articles of Incorporation or the bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

FOURTEENTH: At such time, if any, as the Corporation becomes a "resident domestic corporation" (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

FIFTEENTH: The provisions of NRS 78.378 to 78.3793, inclusive, do not apply to the Corporation or the acquisition of a controlling interest by existing or future stockholders, whether or not identified.

* * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DocuSign Envelope ID: 365F8CF3-ADCB-4626-9D7F-4F97CDC8DE0C

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this corporation on this 7th day of October, 2021.

DocuSigned by:

By: Larson Elmore

AC29A0DA7CAB431...

Name: Larson Elmore

Title: President